EXHIBIT 1.1

February 19, 2020

Genprex, Inc.

Health Discovery Building

1601 Trinity Street Building B, Dell Medical Center Suite 3.322

Austin, Texas 78712

Attention: Rodney Varner

   Chief Executive Officer

Dear Mr. Varner:

This letter (the “Agreement”) constitutes the agreement between A.G.P./Alliance Global Partners, as lead placement agent (“A.G.P.”), and Joseph Gunnar & Co. LLC (“JGUN”), as co-placement agent (A.G.P., and JGUN are collectively, referred to as, the “Placement Agents”), and Genprex, Inc., a company organized under the laws of the state of Delaware (the “Company”), that the Placement Agents shall serve as the placement agents for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of shares of common stock, par value, $0.001 per share (the “Shares”). The Shares actually placed by the Placement Agents are referred to herein as the “Placement Agent Securities.” The Placement Agent Securities shall be offered and sold under the Company’s registration statement on Form S-3 (File No. 333-233774) with respect to the Placement Agent Securities. The documents executed and delivered by the Company and the Purchasers (as defined below) in connection with the Placement, including, without limitation, a securities purchase agreement (the “Purchase Agreement”), shall be collectively referred to herein as the “Transaction Documents.” The purchase price to the Purchasers for each Share is $3.50. The Placement Agents may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement.

The terms of the Placement shall be mutually agreed upon by the Company and the purchasers listed in the Purchase Agreement (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes that the Placement Agents would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company will issue any Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agents’ obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agents to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agents with respect to securing any other financing on behalf of the Company. Certain affiliates of the Placement Agents may participate in the Placement by purchasing some of the Placement Agent Securities. The sale of Placement Agent Securities to any Purchaser will be evidenced by the Purchase Agreement between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A.        Representations of the Company. With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agents. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any FINRA member firm participating in the Placement among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater stockholder of the Company.

B.         Covenants of the Company. The Company covenants and agrees to continue to retain (i) a firm of independent PCAOB registered public accountants for a period of at least three (3) years after the Closing Date and (ii) a competent transfer agent with respect to the Placement Agent Securities for a period of three (3) years after the Closing Date.

SECTION 2.      REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agents, each severally, and not jointly and severally, represent and warrant that it (i) is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agents, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. Each of the Placement Agents will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. The Placement Agents covenant that they will each use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3.     COMPENSATION. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agents or their respective designees a total cash fee equal to seven and one half percent (7.5%) of gross proceeds from the Placement of the total amount of Placement Agent Securities sold, the first $50,000 of such seven and one half percent (7.5%) fee to be paid to A.G.P. and the remainder of the seven and one half percent (7.5%) discount or spread to be split equally between A.G.P. and JGUN (the “Cash Fee”) and an accountable expense allowance as set forth in Section 4 below. A.G.P. reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agents’ aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 4.      EXPENSES. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery and qualification of the Securities (including all printing and engraving costs); (ii) all fees and expenses of the registrar and transfer agent of the Shares; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Placement Agent Securities; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), the Base Prospectus and each Prospectus Supplement, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the state securities or blue sky laws or the securities laws of any other country; (vii) the fees and expenses associated with including the Securities on the Trading Market; (ix) up to $100,000 for accountable expenses related to legal fees of counsel to the Placement Agents, IPREO software related expenses, background check expenses, tombstones and marketing related expenses, including road show expenses if they are incurred. Notwithstanding the foregoing, any advance received by the Placement Agents will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C). In the event that this Agreement shall not be carried out for any reason whatsoever, within the time specified herein or any extensions thereof pursuant to the terms herein, the Company shall be obligated to pay to the Placement Agents their actual and accountable out-of-pocket expenses related to the transactions contemplated herein then due and payable (including the fees and disbursements of Representative Counsel) up to $50,000 and upon demand the Company shall pay the full amount thereof to the Placement Agents; provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement.

SECTION 5.      INDEMNIFICATION.

A.          To the extent permitted by law, with respect to the Placement Agent Securities, the Company will indemnify the Placement Agents and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from a Placement Agents’ willful misconduct or gross negligence in performing the services described herein.

B.           Promptly after receipt by the Placement Agents of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agents are entitled to indemnity hereunder, the Placement Agents will promptly notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by the Placement Agents, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agents and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, each of Placement Agents will be entitled to employ its own counsel separate from counsel for the Company and from any other party in such action if counsel for any Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agents. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees of local counsel. The Company will have the right to settle the claim or proceeding, provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agents, which will not be unreasonably withheld.

C.           The Company agrees to notify the Placement Agents promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

D.           If for any reason the foregoing indemnity is unavailable to the Placement Agents or insufficient to hold the Placement Agents harmless, then the Company shall contribute to the amount paid or payable by the Placement Agents as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agents on the other, but also the relative fault of the Company on the one hand and the liable Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the liable Placement Agents’ share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by such Placement Agent under this Agreement (excluding any amounts received as reimbursement of expenses incurred by such Placement Agent).

E.           These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

SECTION 6.      ENGAGEMENT TERM. The Placement Agents’ engagement hereunder will be until the earlier of (i) February 28, 2020 and (ii) the Closing Date. The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agents’ performance of due diligence it deems, it necessary to terminate the engagement, the Placement Agents may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees pursuant to Section 3 hereof with respect to the Placement Agent Securities if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof and the provisions concerning confidentiality, indemnification and contribution contained herein will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees due to the Placement Agents as set forth in Section 3 shall be paid by the Company to the Placement Agents on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agents agree not to use any confidential information concerning the Company provided to the Placement Agents by the Company for any purposes other than those contemplated under this Agreement.

SECTION 7.     PLACEMENT AGENT INFORMATION. The Company agrees that any information or advice rendered by the Placement Agents in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without each of the Placement Agents’ prior written consent.

SECTION 8.     NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agents are not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agents hereunder, all of which are hereby expressly waived.

SECTION 9.     CLOSING. The obligations of the Placement Agents, and the closing of the sale of the Placement Agent Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agents:

A.         All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agents.

B.         The Placement Agents shall have received from outside counsel to the Company such counsel’s written opinion with respect to the Placement Agent Securities, addressed to the Placement Agents and dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agents.

C.         The Shares shall be registered under the Exchange Act. The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Stocks under the Exchange Act or delisting or suspending from trading the Shares from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing.

D.         No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

E.         The Company shall have entered into a Purchase Agreement with each of the Purchasers of the Placement Agent Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

F.         FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agents, make or authorize Placement Agents’ counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agents hereunder may be cancelled by the Placement Agents at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 10.     GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to principles of conflicts of law. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 11.    ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agents and the Company. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agent Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 12.     NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 13.     Press Announcements. The Company agrees that the Placement Agents shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agents’ role in connection therewith in the Placement Agents’ marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

SECTION 14.    ACKNOWLEDGEMENT. The parties hereto acknowledge and agree that JGUN was granted a right of first refusal (“ROFR”), in connection with that certain Engagement Agreement, dated November 12, 2019 (the “Engagement Agreement”) by and between the Company and JGUN, relating to public offerings of the Company’s securities for a period of six months after the expiration of the Engagement Agreement. JGUN hereby acknowledges and agrees that such ROFR has been satisfied related to this transaction; provided, however, that the ROFR remains in effect for the period provided in the Engagement Agreement.

[The remainder of this page has been intentionally left blank.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agents the enclosed copy of this Agreement.

Very truly yours,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:
Name: Thomas Higgins
Title: Managing Director

Address for notice:
590 Madison Avenue 36th Floor New York, New York 10022 Attn: Thomas J. Higgins Email: thiggins@allianceg.com

Joseph GunnAr & Co. LLC

By:
Name: Stephan Stein
Title: President

Address for notice:
30 Broad Street, 11th Floor New York, New York 10004 Attn: Stephan Stein Email: sstein@jgunnar.com

[Signature Page to Placement Agency Agreement.]

Accepted and Agreed to as of

the date first written above:

GENPREX, INC.

By:
Name: Rodney Varner
Title: Chief Executive Officer

Address for notice:
Health Discovery Building
1601 Trinity Street Building B,
Dell Medical Center Suite 3.322
Austin, Texas 78712
Attention: Rodney Varner
Chief Executive Officer
Email: rvardner@genprex.com

[Signature Page to Placement Agency Agreement.]